UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 13, 2010

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)
(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b),(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Articles of Incorporation and Bylaws of CFS Bancorp, Inc. (the “Company”), and consistent with the provisions of Indiana law related to staggered boards, the Company’s directors are elected to serve staggered terms and are divided into three classes, with each class being as nearly equal in number as possible, and with the term of office of one class expiring each year.  Due to previous changes to the composition of the Company’s Board of Directors, as of December 13, 2010, the Company’s Board consisted of three Class III directors (with a term expiring at the 2011 annual meeting), one Class I director (with a term expiring at the 2012 annual meeting), and two Class II directors (with a term expiring at the 2013 annual meeting).  In an effort to ensure that the Company’s Board of Directors consists of three classes divided as evenly as possible, Robert R. Ross, a Class III director of the Company, agreed to resign as a Class III director, effective as of December 13, 2010, subject to the Board of Directors’ agreement to appoint Mr. Ross as a Class I director.  On December 13, 2010, the Board of Directors accepted the resignation of Mr. Ross, as a Class III director of the Company with a term expiring at the Company’s Annual Meeting of Shareholders in 2011, and immediately appointed Mr. Ross as a Class I director of the Company to serve for a term expiring at the Company’s 2012 Annual Shareholders Meeting.  The foregoing events which resulted in Mr. Ross’ appointment as a Class I director enabled the Company to have three evenly divided classes, as required by its Articles of Incorporation and Bylaws.

Mr. Ross remains as the Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee of the Board.  Mr. Ross has been a director of the Company since 2004.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 13, 2010, the Board of Directors of the Company approved certain amendments to the Company’s Bylaws. The amendments to the Bylaws generally: (1) allow a majority of the Board of Directors to take certain actions, (2) clarify the process by which Board vacancies are filled, and (3) provide that the Chairman and Chief Executive Officer positions may be held by separate individuals.

Specifically, the Bylaws have been amended to provide that the Board of Directors, pursuant to a resolution passed by a majority of the whole Board, may establish Board committees and determine their powers and authority, remove any principal officer, either with or without cause, at any time, and alter, amend, or repeal the Bylaws.  Previously, the Bylaws required a unanimous vote of the Board of Directors to take the foregoing actions.  In addition, another amendment clarifies that vacancies and newly-created directorships resulting from any increase in the number of directors will be filled by a majority vote of the directors.  The previous version of the Bylaws provided that vacancies would be filled pursuant to the Company’s Articles of Incorporation; however, the Articles of Incorporation did not address this matter.  Finally, another amendment to the Bylaws provides that the Chairman and CEO positions do not need to be held by the same individual.  New descriptions for the Chairman and CEO positions have been added and corresponding changes to the description of the President position have been made as well.

The foregoing description is a summary only and is qualified in its entirety by the Company’s Amended and Restated Bylaws, adopted as of December 13, 2010, which are filed as an exhibit to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 7.01              Regulation FD Disclosure

On December 15, 2010, CFS Bancorp, Inc. (the "Company") issued a press release announcing the declaration of a quarterly cash dividend.

Attached as Exhibit 99.1 is a copy of the Company’s press release related to the announcement of the declaration.  This press release is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for any purpose except otherwise provided herein.

ITEM 9.01              Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description

3.1	Amended and Restated Bylaws, adopted as of December 13, 2010, of CFS Bancorp, Inc.

99.1	Press Release dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: December 16, 2010	By:	/s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice-President